2ce Putnam International Value Fund

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		    979
Class B		      0
Class C		      0

72DD2 (000s omitted)

Class M		      0
Class R		      4
Class Y		     30

73A1

Class A	      0.031
Class B		 0
Class C	      0

73A2

Class M	      0
Class R		 0.014
Class Y		 0.053

74U1 (000s omitted)

Class A		 28,170
Class B		  2,281
Class C		  1,326

74U2 (000s omitted)

Class M		  590
Class R		  248
Class Y	       527

74V1
Class A		 $7.88
Class B		  7.77
Class C		  7.81

74V2

Class M		 $7.88
Class R		  7.78
Class Y		  7.91




Additional Information about Errors and Omissions Policy Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of certain costs related to actions involving claims of market timing activity in certain Putnam Funds have been submitted by the investment manager of the Registrant/Series.

Item 61 Additional Information about Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.